Exhibit (j)(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to the Registration Statement No. 811-3785 on Form N-1A of Fidelity Advisor Series I, of our reports each dated January 16, 2004 appearing in the Annual Reports to Shareholders of Fidelity Advisor Balanced Fund, Fidelity Advisor Equity Income Fund, Fidelity Advisor Growth & Income Fund, Fidelity Advisor Large Cap Fund, Fidelity Advisor Strategic Growth Fund, and Fidelity Advisor Value Strategies Fund, of our reports each dated January 9, 2004 appearing in the Annual Reports to Shareholders of Fidelity Advisor Equity Growth Fund, Fidelity Advisor Growth Opportunities Fund, and Fidelity Advisor Mid Cap Fund, and of our report dated January 13, 2004 appearing in the Annual Report to Shareholders of Fidelity Advisor Equity Value Fund for the year ended November 30, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
January 28, 2004